As filed with the Securities and Exchange Commission on July 17, 2000.

                                              Registration No. 333-_______
===============================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          -----------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                          -----------------------------

                           ORION ACQUISITION CORP. II
             (Exact Name of Registrant as Specified in Its Charter)


          Delaware                     ____                      13-3863260
(State or Other Jurisdiction    (Primary Standard            (I.R.S. Employer
 of Incorporation or             Industrial Classification    Idetification
 Organization                    Code Number)                 Number)


                          -----------------------------

                             Dyana Williams Marlett
                                    Secretary
                           Orion Acquisition Corp. II
                        401 Wilshire Boulevard - Ste 1020
                         Santa Monica, California 90401
                                 (310) 526-5000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


                          -----------------------------

                             Dyana Williams Marlett
                                    Secretary
                           Orion Acquisition Corp. II
                        401 Wilshire Boulevard - Ste 1020
                         Santa Monica, California 90401
                                 (310) 526-5000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                          -----------------------------

                                   Copies to:

                             Andrew D. Hudders, Esq.
                            Graubard Mollen & Miller
                                600 Third Avenue
                            New York, New York 10016
                            Telephone: (212) 818-8800
                               Fax: (212) 818-8881

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

(Cover Page Continued)

                                                 CALCULATION OF REGISTRATION FEE

                                                                                              Proposed
                                                                       Proposed                Maximum          Amount of
             Title of Each Class of                 Amount to be       Maximum                Aggregate       Registration
          Securities to be Registered                Registered     Offering Price          Offering Price        Fee
-------------------------------------               ------------    --------------          --------------    ------------
Common Stock, $.01 par value                          358,100            $.125                $44,762.50         11.82
Class A Common Stock Purchase
Warrants                                              358,100              (1)                     -              -
Common Stock, $.01 par value, issuable
upon exercise of Class A Warrants(2)                  358,100          $9.00               $3,222,900.00        850.85
Rights to Acquire Common Stock                        358,100             (1)                      -              -
Common Stock, $.01 par value, issuable
upon conversion of Rights(2)                          671,438(3)       $1.4375(4)             965,192.13        254.81
Common Stock, $.01 par value being
sold by Selling Stockholders                          212,150           1.4375(4)             304,965.63         80.51
         TOTAL................................................................................................1,197.99

================================================

(1) Each Class B Common Stock Purchase Warrant may be exercised upon payment of $.125 for one share of Common Stock, $.01 par value, one Class A Common Stock Purchase Warrant and one Right.

(2) Pursuant to Rule 416, there are also being registered such additional securities as may be issued pursuant to the anti-dilution provisions of the Class A Common Stock Purchase Warrants and Rights.

(3) Represents the maximum number of shares of Common Stock, $.01 par value, issuable on conversion of the Rights subject to anti-dilution provisions of the Rights.

(4)      Calculated pursuant to Rule 457(f)(1).

(5)      Represents shares to be sold by selling stockholders.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registrations statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                             PRELIMINARY PROSPECTUS

                   SUBJECT TO COMPLETION, DATED JULY 17, 2000

                           ORION ACQUISITION CORP. II

         We hereby offer:

               o up to 358,100 shares of our common stock, 358,100 of our Class A Warrants and 358,100 of our common stock rights on exercise of our outstanding Class B Warrants and payment of $.125 per Class B Warrant;

               o up to 358,100 shares of our common stock on exercise of the Class A Warrants offered hereby; and

               o up to 671,438 shares of our common stock on conversion of the common stock rights offered hereby.

         This prospectus also relates to the resale of up to 212,157 shares of our common stock by the selling stockholders. We will receive none of the proceeds from the sale of the shares owned by the selling stockholders.

         Our securities are traded on the OTC Bulletin Board under the symbols MTMR, MTMRW and MTMRZ.

                  --------------------------------------------

         The offer will expire at 5:00 p.m., New York City time on _______, 2000, unless extended by us.

                  --------------------------------------------

         See "Risk Factors" beginning on Page 9 for a discussion of certain information that should be considered in connection with the exercise of the Class B Warrants.

                  --------------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      ------------------------------------

                 The date of this prospectus is ______ __, 2000

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY  ....................................................................3

RISK FACTORS.................................................................9

THE EXERCISE OFFER..........................................................13

USE OF PROCEEDS.............................................................18

DESCRIPTION OF COMMON STOCK RIGHTS..........................................18

DESCRIPTION OF OUTSTANDING SECURITIES.......................................19

BUSINESS ...................................................................21

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....................26

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...................28

MANAGEMENT..................................................................31

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................32

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............33

SELLING STOCKHOLDERS........................................................34

PLAN OF DISTRIBUTION OF SELLING STOCKHOLDERS................................34

LEGAL MATTERS...............................................................35

EXPERTS  ...................................................................35

WHERE YOU CAN FIND MORE INFORMATION.........................................35

                                     SUMMARY

Orion's business

         Orion was formed on October 19, 1995 to acquire an operating business by purchase, merger, combination or otherwise. There is no restriction on the industry in which the target business operates. There is no dead-line by which an acquisition of a target business must take place.

         Since inception, Orion has not engaged in any substantive commercial business. Its activities have focused on evaluating and reviewing suitable target businesses.

Exercise Offer

         As part of our initial public offering on July 2, 1996, Orion issued 358,100 Class B Warrants. We are undertaking this exercise offer to simplify the capital structure of the company to improve our ability to acquire an operating business and as a result of a litigation settlement entered in January 2000 with a stockholder.

         From the date of this prospectus until 5:00 pm, New York City time, on ___________, 2000, unless extended by us, Orion is offering to permit the exercise of each outstanding Class B Warrant upon payment by the holder of $.125 per warrant exercise price, for one share of common stock, one Class A Warrant and one common stock right. Except under this offer, the Class B Warrants are not exercisable at this time.

         Class B Warrants

         The Class B Warrants currently have the following characteristics:

          o exercisable commencing the date of our first business combination;

          o exercise period terminates one year after the date of our first business combination;

          o    exercise price is $.125 per warrant;

          o securities to be acquired under each warrant is one share of common stock and one Class A Warrant; and

          o    subject to redemption in certain circumstances.

         Class A Warrants

         The Class A Warrants have the following characteristics:

          o exercisable commencing the date of our first business combination;

          o    exercise period terminates July 2, 2001;

          o    exercise price is $9.00 per warrant;

          o security to be acquired under each warrant is one share of common stock; and

          o    subject to redemption in certain circumstances.

         Common stock rights

         The common stock rights have the following characteristics.

          o Conversion of rights. If the closing price of our common stock does not equal or exceed $5.75 for 10 consecutive trading days during the two years after our first qualified business combination, then the rights will convert into common stock, unless we elect to make the cash payment. The business combination, to qualify, must increase our net worth by $7,000,000.

          o Conversion rate. The conversion rate for each right is calculated by taking the difference between $5.75 and the highest 30-day average of the closing prices of our common stock during the two years after the first qualified business combination and dividing that difference by the above 30 day average. If the above 30 day average is less than $2.00, then $2.00 will be substituted for the average.

          o Cash payment alternative. We may elect to pay cash instead of converting the right into shares of common stock. The amount of cash to be paid for each right will be equal to $5.75 minus the highest 30-day average of the closing prices of the common stock during the two years after the first qualified business combination. If the 30 day average is less than $2.00, then the payment will be $3.75 per right.

          o Termination of conversion right. The common stock right will terminate if they convert, we make the cash payment or if our common stock trades at or greater than $5.75 for 10 consecutive trading days during the two years after our first qualified business combination.

          o Adjustments. The number of shares and the amounts used in the calculation of the conversion rate and cash payment amount are subject to adjustment in the event of common stock dividends, aggregations of our common stock, reorganizations and combinations and mergers.

          o Fractional shares. No fractional shares will be issued. We will round up to nearest whole share for any fractional share to be issued.

         The common stock rights will be evidenced by certificates issued by us. The issuing and transfer agent will be American Stock Transfer & Trust Company.

Corporate Information

         Orion was incorporated under the laws of the State of Delaware in October 1995. Our principal executive offices are located at 401 Wilshire Boulevard (Suite 1020), Santa Monica, California 90401. Our telephone number is
(310) 526-5000.

                          Summary of the Exercise Offer

Terms of the exercise offer are as follows:

Exercise offer...................... In the exercise offer, we will issue for each outstanding Class B Warrants that is exercised:

                                        o    one share of common stock;

                                        o    one Class A Warrant; and

                                        o    one Right.


                                     The securities issued on exercise will be issued as soon as possible.

Resale............................   The exercise offer is not being made to,
                                     nor will exercises be accepted from,
                                     holders of outstanding Class B Warrants in any jurisdiction in which this exercises offer would not be in compliance with the securities laws of such jurisdiction.

                                     The securities acquired by you on exercise of the Class B Warrants will be registered securities and therefore may be resold by you.

Expiration date...................   5:00 p.m., New York City time, on _____ __,
                                     2000, unless the offer is extended. Any extension, if made, will be publicly announced through a release to the Dow
                                     Jones News Service and as otherwise
                                     required by applicable law or regulations.
                                     We may extend the expiration date in our sole and absolute discretion.

Conditions to the exercise offer..   The only conditions to the exercise offer
                                     are that it not violate applicable law, any applicable interpretation of the staff of the SEC or any standing order or judgment.
                                     The exercise offer is not conditioned upon any minimum number of outstanding Class B
                                     Warrants being exercised.

Procedures for exercising
outstanding Class B Warrants......   If you wish to exercise your Class B
                                     Warrants, you must complete the form of
                                     election to purchase on the reverse of the warrant certificate, make sure the Class B
                                     Warrant certificate signed by the record owner and pay us $.125 per warrant exercised. Send the warrant certificate and payment to American Stock Transfer & Trust
                                     Company, as warrant agent.

Special procedures for beneficial
  owners..........................   If you are a beneficial owner whose
                                     outstanding Class B Warrants are registered in the name of a broker, commercial bank, trust company or other nominee, and you wish to take advantage of this offer and exercise your warrant, you should contact your registered holder promptly and instruct the registered holder to exercise the Warrant on your behalf. If you wish to exercise the Warrant on your own behalf, you must, make appropriate arrangements to register ownership of the outstanding warrants in your name. You should be aware that the transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Acceptance of outstanding Class B
Warrants .........................   Subject to certain qualifications, we will
                                     accept the exercise of any and all
                                     outstanding Class B Warrants which are
                                     properly exercised prior to 5:00 p.m.,
                                     New York City time, from time to time
                                     during the offer period.

Withdrawal rights.................   You may not withdraw your exercise of the
                                     Class B Warrants.

Class B Warrant agent.............   American Stock Transfer & Trust Company is
                                     the warrant agent for the Class B Warrants.
                                     Its address for hand deliveries is 40 Wall
                                     Street, 46th Floor, New York, New York
                                     10005 and its address for mail is 6201
                                     Fifteenth Avenue, Floor 3L, Brooklyn, New
                                     York 11219 The warrant agent's telephone number is (718) 921-8293.

                          SUMMARY FINANCIAL INFORMATION

         The summary historical financial information presented below has been derived from the audited financial statements for the year ended December 31, 1999. The summary unaudited financial information presented here has been derived from the unaudited financial statements for the quarter ended March 31, 2000. The pro forma summary unaudited balance sheet data at June 15, 2000 reflects the sale of 212,157 shares of common stock on June 15, 2000 for aggregate proceeds of $297,020.00.

         The following table should be read in conjunction with the "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and our historical financial statements and the corresponding notes included elsewhere in this prospectus.

                                                                               October 19,
                                                                              1995 (date of
                                                                              incorporation)        Three Months ended
                                             Year Ended December 31,            to December                March 31,
     Statement of Operations Data         1999        1998        1997           31, 1999           2000           1999
                                          ----------------------------         -----------          -------------------
                                                             (In thousands, except per share amounts)
Interest Income.......................    255         436           475             1,389             14            91
General and administrative  expenses..   (85)        (193)         (294)            (655)            (18)          (16)
Stock based compensation expense......     -           -           (100)            (100)             -             -
Interest expense.....................      -           -             -              (58)              -             -
                                          ---         ---           ---            ------            ---           ---
Net Income before income taxes........    170         244           81               577             (4)            75
Provision for income taxes............   (74)        (103)         (76)             (294)             -            (36)
                                         ----        -----         ----             -----            ---           ----
Net income attributable to common
stock.................................    96          141            4               283             (4)            40
                                          ==          ===            =               ===             ===            ==
Earnings per share, basic and diluted.   0.11        0.16            -                                -            0.04
                                         ====        ====           ===                              ===           ====
Weighted average common shares
outstanding...........................    890         890           890                              890           890
                                          ===         ===           ===                              ===           ===

                                                                                                          Pro Forma
Balance Sheet Data:                       At March 31, 2000       Pro Forma Adjustments (1)           at March 31, 2000
------------------                        -----------------       -------------------------           -----------------
                                                                       (In Thousands)
Total Assets..........................          1,966                        297                            2,263
Total liabilities.....................             45                         --                               45
Earnings (deficit) accumulated during
development stage.....................              3                         --                                3

Stockholders' equity..................         1,920                         297                            2,217

----------------------------

(1) Adjustment made to reflect the sale of 212,157 shares of common stock at a per share price of $1.40 for total proceeds of $297,020.

                                  RISK FACTORS

         The securities offered hereby involve a high degree of risk. Each prospective purchaser should carefully consider the following risk factors.

We may need substantial additional financing to complete a business combination.

         Risk of needing additional funds. To complete a business combination in which Orion acquires the assets of another company or acquires another company, it is likely that Orion will have to obtain additional capital. We anticipate that the amount of the financing will have to be substantial compared to our current resources. We currently do not have any lines of credit or bank financing or other sources of capital. We may not be able to raise any additional money through equity or debt financings on acceptable terms or at all. If we do raise additional funds by the sale and issue of equity or debt, your investment in Orion could be substantially diluted, and those securities could have preferences and privileges that your securities do not have.

         Risk of leverage. To obtain needed financing for a business combination, Orion may seek to leverage its cash assets and the assets of the business being acquired. There is no legal limit on the amount of leverage that Orion may create. Among the possible adverse effects of financial leverage are:

          o    Operating revenues may not be sufficient to pay debt service;

          o Risk of default and foreclosure on the assets or default and acceleration of repayment obligations;

          o Pledge of assets which prevents being able to offer security for additional borrowings;

          o Loan covenants that require maintenance of financial ratios or reserves;

          o Interest rate fluctuations which impact cash available for the operation and growth of the business; and

          o Refinancing requirements at times when funds are more expensive or not available on acceptable terms.

The need to raise capital to complete a business combination may prevent our completing our business objective.

         If Orion needs to raise additional funds to be able to complete a business combination, this may hinder our ability to complete a business combination. Firstly, it may cause a potential target to decide not to negotiate with us. Secondly, it may be a condition to closing that if not achieved, will cause us to have to terminate the proposed business combination. In the later case, Orion may be subject to penalties or damages for not fulfilling a condition.

A business combination will introduce additional risks to an investment in Orion.

         Risks of the acquired business. If Orion completes a business combination, it will become subject to all the risks of that particular business. To the extent Orion completes a business combination with a financially unstable company, or a company in its early stage of growth, or without earnings, Orion will become subject to all of the risks inherent in the operation of that business. Orion also will become subject to all the risks of the particular industry in which the business operates, such as regulatory requirements, environmental risks, product liability and competition. The Orion management may not correctly assess those risks in its combination transaction.

         Risks of management of acquired business. The success of a particular business combination will depend on having adequate management. We believe success will depend on certain of our officers and directors willing to continue in a management role and the continuing evolvement of the management of the acquired business. If we do not correctly assess the management of the acquired business or do not have adequate management personnel in place, the acquisition may not be successful.

Orion may never complete a business combination.

         Even though it is our intent to identify and complete a business combination, there can be no assurance given that management will identify a suitable business combination candidate or consummate a business combination once potential candidates are in identified. We may not consummate a transaction for any number of reasons, including,

          o our inability to finance the transaction and the post transaction company;

          o endemic issues of the candidate that dictate abandonment of the transaction;

          o inability of the parties to negotiate a transaction that is acceptable to all parties; and

          o inability to obtain regulatory or security holder approval where required.

         In the event Orion does not complete a business transaction, the company may be liquidated and its assets, if any, distributed to its security holders as entitled under applicable law.

Current stockholders of Orion may not have a right to approve or disapprove a business combination.

         Under Delaware law and applicable securities laws, there are methods of acquiring a business that do not require us to obtain stockholder approval of the transaction. These methods include incurring of debt or using currently authorized but unissued capital securities. If we elect to use one of these means, you will have to rely on management's ability to negotiate a transaction that achieves value for the stockholders. Moreover, you may not have any dissenters' rights. Therefore, if you believe a business combination Orion pursues is not in your best interests as a stockholder, your only recourse may be to sell the securities of Orion you own. There may not be a market for those securities or the market may not result in a positive return on your investment.

The common stock rights may not be convertible.

         The common stock rights being offered in the exchange may not ever be convertible if the common stock achieves a trading price of $5.75 or more for 10 consecutive trading days after the first business combination by Orion that increases its net worth by $7,000,000. In addition, Orion has the option of paying a cash amount instead of permitting the rights to convert into common stock. Therefore, the common stock right may not ever create any value or significant value for you.

The Orion securities trade on the OTC Bulletin Board which is a limited market.

         The trading of our securities on the OTC Bulletin Board may have certain effects. These include:

          o    Adverse affect on our securities' trading market and prices;

          o Limit the ability of investors and market professionals to determine the market prices of our securities;

          o Diminish the likelihood that our press releases and other news about us will be republished;

          o    Limit investors' interest in our securities; and

          o Restrict our ability to issue additional securities or to secure additional financing.

         In connection with a business combination, we plan to apply for listing on either a stock exchange or one of The Nasdaq Markets. We anticipate that this will take a substantial amount of time. There are significant requirements about the financial condition of the company and trading in our securities that will have to be met to achieve a listing on one of these markets. There can be no assurance that Orion will meet these requirements.

There may not be a trading market for the common stock rights.

         Although the rights will be transferable and have been registered, a public trading market for them may not develop. Our securities are currently traded on the OTC Bulletin Board. Trading on the OTC market is dependent on a broker-dealer applying for listing. We cannot make the listing application ourselves. Therefore, there is no assurance that a market will exist for the rights. Moreover, if there is trading, it is possible that the trading may not be very active. Therefore, it may not be possible to sell the rights or sell them at a price reflective of a holder's desired sale price.

Exercise of outstanding securities, including Class A Warrants, may adversely affect our stock price and your percentage ownership.

         If all the Class B Warrants are exchanged, there will be 1,158,100 Class A Warrants outstanding exercisable for 1,158,100 shares of common stock. In addition we have other securities outstanding which are exchangeable or exercisable into 1,205,438 shares of common stock that we may be required to issue. In the future, we may grant more securities which are convertible or exercisable into common stock. The conversion or exercise of options, warrants, and convertible securities will dilute the percentage actual ownership of our stockholders. In addition, any sales or the possibility of sales in the public market of the common stock issuable under these securities could adversely affect the prevailing market price of our common stock.

A business combination may result in significant dilution to current security holders.

         If Orion structures an acquisition where it is obligated to issue a significant amount of shares of common stock, now or in the future, the current holders of common stock will experience a reduction in their ownership percentage. It is possible that their aggregate percentage may become a minority position. The same dilution effect may impact the holders of then outstanding options, warrants and convertible securities.

                               THE EXERCISE OFFER

Purpose and effect of the exchange offer

         The purpose of the exercise offer is to eliminate the Class B Warrants. We believe that the Class B Warrants detract from our ability to effect a business combination. This is because a prospective target company will value our company with the Class B Warrants outstanding differently than if they are not outstanding: typically of less value if the Class B Warrants are outstanding. We also are required to offer the rights to one person holding 132,600 of the Class B Warrants as the result of a settlement of litigation initiated by that holder against us and the directors of our company in office prior to April 28, 1999. The settlement was entered into in January 2000. That person is committed to accepting the offer to exercise the Class B Warrants that he owns.

Terms of the exercise offer

         Upon the terms set forth in this prospectus each Class B Warrant may be exercised, upon payment of $.125 per warrant, for one share of common stock, one class A Warrant and one right, until 5:00 p.m., New York City time, on the expiration date. You may exercise some or all of your outstanding Class B Warrants. After the expiration date, the Class B Warrants will be exercisable under their original terms for one share of common stock and one Class A Warrant upon payment of $.125 per warrant, for one year, commencing upon the consummation of the first business combination.

         The exercise offer is not conditioned upon any minimum amount of outstanding Class B Warrants being exercised. Exercises will be accepted on a rolling basis during the exercise offer period. You may not withdraw an exercise of your Class B Warrants.

         You will not be required to pay brokerage commissions or fees or, subject to the limitations stated in this prospectus, transfer taxes with respect to the exercise offer. We will pay all charges and expenses, other than certain taxes, in connection with the exercise offer. You must, however, pay the $.125 per warrant exercise price as stated in the terms of the Class B Warrant.

Expiration date

         The expiration date shall be 5:00 p.m., New York City time, on _________, 2000 unless we, in our sole discretion, extend this period. Although we have no current intention to extend the exercise offer, we reserve the right to extend it at any time and from time to time by giving oral or written notice to the warrant agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service.

Amendments

         We expressly reserve the right to:

          o    delay acceptance of any exercised outstanding Class B Warrants;

          o amend the terms of the exercise offer in any manner which, in our good faith judgment, is advantageous to the holders of the outstanding Class B Warrants, whether before or after any exercise of the outstanding Class B Warrants, and in compliance with the settlement agreement.

         Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding Class B Warrants. If we amend the exercise offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding Class B Warrants of the amendment.

         Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exercise offer, we shall have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions to the exercise offer

         Despite any other term of the exercise offer, we will not be required to accept for exercise, or issue any securities upon exercise of the Class B Warrants, and we may terminate the exercise offer as provided in this prospectus if in our reasonable judgment:

          o the securities to be received upon exercise will be tradeable by the holder, with restriction under the Securities Act, the Securities Exchange Act and with material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

          o the exercise offer, or the exercise, would violate applicable law or any applicable interpretation of the staff of the SEC; or

          o any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exercise offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exercise offer.

         These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them, in whole or in part, at any or at various times. A failure on our part to exercise any of the foregoing rights will not constitute a waiver of such right.

Procedures for exercise

         To exercise your outstanding Class B Warrants, you must:

          o complete the form of election to purchase section on the reverse of your warrant certificate;

          o    make payment of $1.25 per warrant being exercised;

          o sign the warrant certificate, and have your signature guaranteed as explained below; and

          o mail or deliver to the warrant agent the completed warrant certificate and your payment.

         If outstanding Class B Warrants that are to be exercised are registered in the name of the signer of the warrant certificate and the securities are to be issued, and any unexercised outstanding Class B Warrants are to be reissued, in the name of the registered holder, the signature of such signer need not be guaranteed.

         In any other case, the outstanding Class B Warrants being exercised must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act. If the securities issued upon exercise and any outstanding Class B Warrants not exchanged are to be delivered to an address other than that of the registered holder appearing on the register for the outstanding Class B Warrants, the signature on the warrant certificate or the instruments of transfer must be guaranteed.

         The method of delivery of exercised Class B Warrants, required payment of $.125 per warrant and all other documents is at your election and risk. If delivery is made by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No exercise documentation or payment should be sent to us. Everything should be sent to the warrant agent.

         All questions as to the validity, form, eligibility, including time of receipt, and acceptance of exercise of outstanding Class B Warrants will be determined by us, with our determination being final and binding. We reserve the absolute right to reject any or all exercises not in proper form or the acceptance for exercise of which may, in our counsel's opinion, be unlawful. We also reserve the absolute right to waive any of the conditions of the exercise offer or any defect or irregularity in the exercise of any outstanding Class B Warrants.

         Neither the warrant agent, us, nor any other person will be under any duty to give notification of any defects or irregularities in exercises or incur any liability for failure to give any such notification. If any Class B Warrants received by the warrant agent are not validly exercised by you and as to which the defects or irregularities have not been cured or waived, or if Class B Warrants are submitted in a number greater than being exercised by you, such unaccepted or non-exercised Class B Warrants will be returned to you by the warrant agent as soon as practicable following the expiration date.

         We reserve the right in our sole discretion, to the extent permitted by applicable law to:

          o purchase or make offers for any outstanding Class B Warrants that remain outstanding subsequent to the expiration date; and

          o purchase outstanding Class B Warrants in the open market, in privately negotiated transactions or otherwise.

The terms of any purchases or offers made after the expiration of the exercise offer may differ from the terms of the exercise offer.

Warrant Agent

         American Stock Transfer & Trust Company has been appointed as warrant agent for the Class B Warrants. You should direct questions and requests for assistance and requests for additional copies of this prospectus and deliver the Class B Warrants being exercised together with the required payment to the warrant agent addressed as follows:

Registered, Certified, Regular Mail or Overnight Courier:

         American Stock Transfer & Trust company
         6201 Fifteenth Avenue - 3L
         Brooklyn, NY 11219
         Tel: (718) 921-8293

By Hand Delivery:

         American Stock Transfer & Trust Company
         40 Wall Street, 46th Floor
         New York, NY 10005

         Delivery to any address other than one set forth above will not constitute a valid delivery.

Fees and Expenses

         We will bear the expense of soliciting exercises. The principal solicitation is being made by mail. However, additional solicitations may be made by telegraph, telephone or in person by our officers and regular employees. No additional compensation will be paid to any of these officers and employees who engage in soliciting exercises.

         We have not retained any other soliciting agent in connection with the exercise offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exercise offer. We, however, will pay the warrant agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of the outstanding Class B Warrants and in handling or forwarding exercises of the Class B Warrants.

         We will pay all the cash expenses to be incurred by us in connection with the exercise offer, including fees and expenses of the warrant agent and accounting and legal fees, will be paid by us. We will not, however, pay the costs incurred by a holder in delivering its outstanding Class B Warrants to the warrant agent, broker fees, commissions or transfer taxes.

Transfer Taxes

         Holders who exercise their outstanding Class B Warrants will not be required to pay any transfer taxes. However, holders who instruct us to register the securities to be received on exercise in the name of, or request that outstanding Class B Warrants not exercised or not accepted in the exercise offer be returned to, a person other than the registered exercising holder, will be required to pay any applicable transfer tax.

Other Matters

         Participation in the exercise offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decisions on what action to take.

         No person has been authorized to give any information or to make any representations in connection with the exercise offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exercise made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the dates as of which information is given. The exercise offer is not being made to, nor will exercises be accepted from or on behalf of, holders of outstanding Class B Warrants in any jurisdiction in which the making of the exercise offer or its acceptance would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exercise offer in any such jurisdiction and extend the exercise offer to holders of outstanding Class B Warrants in such jurisdiction.

         Holders of the outstanding Class B Warrants who do not exercise their outstanding Class B Warrants in the exercise offer will continue to hold outstanding Class B Warrants and will be entitled to all the rights and limitations applicable under the warrants and warrant agreement.

                                 USE OF PROCEEDS

         We will receive $.125 from each Class B Warrant exchanged. The total amount we might receive is $44,762.50. This amount will be used to pay a portion of the expenses of the exercise offer. The expenses are estimated to be $45,000.00. Any amount not used for expenses will be added to our working capital and used for general corporate purposes.

                       DESCRIPTION OF COMMON STOCK RIGHTS

         Each common stock right will convert into that number of shares of common stock equal to the difference between $5.75 and the highest 30 day average of the closing prices of the common stock during the two years after the first qualified business combination, divided by the above 30 day average. If the average is less than $2.00, then for the calculation, the average will be deemed to be $2.00. The business combination must increase the net worth of Orion by at least $7,000,000 to be qualified. The common stock to be issued on conversion will be that of Orion or any successor.

         At our election, instead of the common stock right converting into common stock, Orion may make a cash payment. The cash payment will equal $5.75 minus the highest 30 day average of the closing prices of the common stock during the two years after the first qualified business combination. If the 30 day average is less than $2.00, then the payment will be $3.75 per right.

         The common stock right will terminate if the closing price of the common stock of Orion during the two years after the first qualified business combination equals or exceeds $5.75 for 10 consecutive trading days. The right also will terminate on conversion or on payment of the amount in lieu of conversion. The right will continue if there is no qualified business combination.

         The dollar formula amounts used in determining the conversion rate and cash payment amount and the number of shares issuable on conversion will be adjusted for common stock dividends or split up of the common stock, aggregation of the common stock and changes in the common stock due to capital reorganization, reclassification and consolidation and mergers of Orion with another company in which it is not the survivor. The adjustment will result in maintaining the benefits of the rights as nearly to what they are at issuance. You will be notified of important changes in the rights.

         No fractional shares will be issued on conversion of all the rights of a holder. If a fractional share is to be issued, it will be rounded up to the nearest whole share.

         A holder of the common stock rights will not have any rights, privileges or liabilities as a stockholder of Orion prior to the conversion of the rights into common stock. We are required to keep available a sufficient number of authorized shares of common stock to permit conversion of the rights. The rights will not be convertible unless the shares issuable on conversion are registered for issuance or are exempt from registration. We have undertaken to file and keep current a registration statement, if necessary, which will permit the issuance of shares that are registered.

         The rights will be represented by certificates. The registrar and transfer agent for the rights will be American Stock Transfer & Trust Company.

                      DESCRIPTION OF OUTSTANDING SECURITIES

Common Stock

         The certificate of incorporation authorizes us to issue up to 10,000,000 shares of common stock, par value $.01 per share. Of the shares of common stock authorized, 890,000 shares are issued and outstanding as of the date of this prospectus.

         Holders of common stock are entitled to receive dividends in amounts and when declared by the board of directors from funds legally available as determined under Delaware law. On liquidation of the company, the holders of shares of common stock are entitled to their pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, and they are not entitled to vote cumulatively. Holders of common stock have no pre-emptive rights. All of the outstanding shares of common stock are and all of the shares of common stock to be issued in connection with this exercise offer will be, validly issued, fully paid and non-assessable.

Preferred Stock

         The certificate of incorporation authorizes the board of directors to issue up to 1,000,000 shares of preferred stock, par value .01 per share. There are currently designated 200 shares of preferred stock as the Class A Preferred Stock of which 110 shares are outstanding. The board of directors is authorized to establish one or more series of preferred stock and to determine, with respect to each series, the preferences, rights and other terms thereof.

Class A Preferred Stock

         This class of preferred stock is convertible into an aggregate of 110,000 shares of common stock at any time during the first year after our first business combination. If Orion is liquidated, the holder of this class of preferred stock will receive the original purchase price paid for the shares in preference to any liquidation distribution to the holders of the common stock. The holder has the right to have this class of preferred stock redeemed at any time by Orion for the original purchase price paid for the shares. The original purchase price is $100. This preferred stock has no voting rights other than as required by law and no dividend rights.

Class A Warrants

         Each Class A Warrant which is outstanding and which will be issued in the exercise offer entitles the holder to purchase one share of common stock. The initial exercise price per warrant is $9.00 per share. The warrants are exercisable commencing the date of the completion of the first business combination by Orion and until July 2, 2001. No fractional shares of common stock will be issued in connection with the exercise of warrants: upon exercise, it will be rounded up if the percent is equal or greater than 50% of a share or eliminated if the percent is less than 50% of a share.

         We may redeem the Class A Warrants at any time after they become exercisable, at a price of $.05 per warrant, upon not less than 30 days' prior written notice, if the last sale price of the common stock has been at least $11.00 for 10 consecutive trading days ending on the day immediately prior to the day on which we give notice of redemption.

         The Class A Warrants will not be exercisable unless at the time of exercise there is a current prospectus covering the shares of common stock issuable upon exercise of the warrants under an effective registration statement and the shares have been qualified for sale or are exempt from qualification under the securities laws of the state of residence of the holder of the warrants. We have undertaken to file and keep current a registration statement and prospectus to permit exercise of the Class A Warrants. Although we intend to meet these obligations, there can be no assurance that we will be able to do so.

         Holders of Class A Warrants will not have any rights, privileges or liabilities as a stockholder of Orion prior to the exercise of the warrants. We are required to keep available a sufficient number of authorised shares of common stock to permit exercise of the warrants. The exercise price of the warrants, the threshold market price of the warrants for redemption and the number of shares issuable upon exercise of the warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications and changes as a result of mergers and combinations of Orion. No assurance can be given that the market price of the Orion common stock will exceed the exercise price of the warrants at any time during the exercise period.

                                    BUSINESS

General

         Orion was organized on October 19, 1995 to acquire by purchase, merger, combination or otherwise an operating business. There is no restriction on the means of acquisition or the industry in which the target business operates. There is no time by which Orion must consummate a business combination.

         Since inception, Orion has not engaged in any substantive commercial business. Its sole activities have been to evaluate and select a suitable target business and to structure, negotiate and consummate a business combination with a target business.

Organizational background of Orion.

         Orion was originally organized as a Specialized Merger and Acquisition Allocated Risk Transaction(R) company. These companies have certain shareholder protections not ordinarily found in public corporate entities . The protections included the following features.

               o A portion of the proceeds of the original public offering was placed in an escrow account for the benefit of the holders of common stock, excluding the 90,000 shares sold prior to going public whose holders waived their rights to participate in the benefits of the escrow fund.

               o Any business combination had to result in a fair market value equal to at least 80% of the net assets of Orion at the time of such acquisition. The purpose of this requirement was to ensure that a Business Combination will constitute a significant acquisition.

               o Two-thirds of the shares common stock were required to approve the proposed business combination.

               o Stockholders up to 20% of those entitled to participate in the escrow fund were able to have their shares redeemed at the time of the business combination, at their election, without the business combination being terminated.

               o The 90,000 shares issued prior to the initial public offering were (and still are) held in escrow until the first business combination of Orion. This prevents these holders who had acquired their shares for a nominal sum, selling their shares and realizing a profit prior to a business combination.

               o If Orion did not consummate a business combination within two years of the initial public offering (July 2, 1996), the funds held in escrow were to be distributed to those entitled to the funds.

         The above restrictions, other than the escrow of the 90,000 shares of common stock issued before the public offering, have been terminated. See 1999 developments below.

Recent Developments

         Orion did not effect a business combination by July 2, 1998, the two year anniversary of its initial public offering. At that time Orion was obligated to terminate the escrow fund that had been set up with a portion of the proceeds of the initial public offering consummated on July 2, 1996. In late 1998, Orion prepared a proxy statement and submitted for stockholder consideration a proposal to terminate the operations and liquidate the company under Delaware law. The proposal for liquidation would have resulted in a distribution to the holders of the common stock sold in the initial public offering, representing 800,000 shares of common stock, the amounts held in the escrow account, less any expenses of Orion that were outstanding and unpaid. The meeting was held on January 12, 1999, at which no quorum was present. Although the meeting was adjourned, a quorum was never achieved. Therefore, the proposal for liquidation was never adopted.

         Beginning in January 1999 and continuing through April 1999, a group of stockholders consisting of MDB Capital Group LLC and its members and officers and ultimately 14 other persons, acquired approximately 51% of the outstanding common stock of Orion. This amount represented control of Orion. These persons were considered a group and filed a Schedule 13D which set forth their securities holdings and purpose in being a group. Their declared purpose was to cause a change in the then current directors and officers of Orion, to cause a termination of the escrow account where substantially all of the assets were then located and a distribution of a significant portion of those funds to those stockholders entitled thereto, and to cause a change in the certificate of incorporation, to eliminate the requirement that two-thirds of the stockholders of Orion were required to approve a business combination.

         On April 30, 1999, by consent action, this group elected a new board of directors and thereafter the new directors elected new officers. The directors and officers are the current persons in those capacities set forth in this report. These persons were members of the group. At that time there was a complete change in control of Orion and in its management.

         On October 22, 1999, a special meeting of the stockholders was held, and pursuant to a solicitation of proxies, the stockholders approved a change in the certificate of incorporation to eliminate the requirement that a business combination be approved by not less than two-thirds of the outstanding common stock and a proposal to terminate the escrow fund and distribute the amounts therein to Orion.

         On July 26, 1999 a distribution from the escrow fund was made to the stockholders of Orion holding shares sold in the initial public offering. The distribution was in the amount of $9.00 per share to holders of record as of July 22, 1999. The distribution represented a return of capital and dividend income. Then, on November 3, 1999, after the stockholder approval of the termination of the escrow fund, the remaining amount held in escrow was distributed to Orion. Those funds have been used to pay accumulated and unpaid taxes and other obligations of Orion. The remaining funds will be used to fund the ongoing operating expenses of Orion and a portion of any expenses of a business combination.

         On June 15, 2000, Orion sold 212,157 shares of common stock to accredited investors in a private placement. The per share price was $1.40, approximately the then trading price of a share in the OTC Bulletin Board market. Orion received aggregate proceeds of $297,020. Each of the purchasers were granted piggy-bank registration rights for two years. The shares of common stock sold in the private placement are included in this registration statement.

Business Objective

         The management of Orion intends to identify a target business and effect a business combination with a target business. It is anticipated that any business combination will be by negotiation rather than hostile takeover. At this time, Orion does not have a schedule of when it will be able to initiate or consummate a specific business combination.

         Management has substantial flexibility in identifying and selecting a prospective target business. In evaluating a prospective target business, management will consider, among other factors, the following:

          (i)  the costs associated with effecting the business combination;

          (ii) the amount of the equity interest it will be able to acquire in the business and opportunity for obtain control;

          (iii) the growth potential of the target business;

          (iv) the experience and skill of the management of the target business and availability of additional personnel for the target business;

          (v) the current and anticipated capital requirements of the target business;

          (vi) the competitive position of the target business in its industry;

          (vii) the stage of business development of the target business;

          (viii) the degree of current or the potential market acceptance of the products or services of the target business;

          (ix) the existence of any proprietary features or intellectual property of the target business;

          (x)  the overall financial condition of the target business; and

          (xi) the regulatory environment in which the target business operates.

         In connection with its search for an acquisition opportunity, Orion may engage investment banking firms to help it identify and approach target businesses. Moreover, in evaluating any target business, management will consider retaining an independent investment banking firm which is a member in good standing of the NASD to assist Orion in appraising, structuring and negotiating a potential business combination. In connection with its evaluation of a prospective target business, management will conduct a due diligence review which will encompass, among other things, meeting with incumbent management, inspecting the facilities, and reviewing the financial, legal and other information which will be made available to Orion.

         The time and costs required to select and evaluate a target business (including conducting a due diligence review) and to structure and consummate the business combination (including negotiating relevant agreements and preparing requisite documents for filing pursuant to applicable securities laws and state "blue sky" and corporation laws) will not be ascertainable with any degree of certainty until consummation of the business combination. Any costs incurred in connection with the identification and evaluation of a prospective target business with which a business combination is not ultimately consummated will result in an expense to Orion.

         Orion will use its current working capital and capital resources to consummate a business combination. In addition, because the resources of Orion are not likely to be sufficient to fund a business combination, it will have to raise additional capital. The capital may be in the form of equity or debt, and will likely be based solely on the business operation and financial condition of the target business. Therefore, it is not possible at this time to determine the amount of capital that will be needed or available for a business combination There currently are no limitations on Orion's ability to borrow funds for a business combination. Nonetheless, Orion's limited resources and lack of operating history may make it difficult to obtain funds. The amount and nature of any funding will depend on numerous considerations, including Orion's capital requirements, potential lenders' evaluation of Orion's ability to meet debt service on borrowings and the then prevailing conditions in the financial markets, as well as general economic conditions. Orion does not have any arrangements with any bank or financial institution to secure additional financing, and there can be no assurance that such arrangements if required will be obtainable or otherwise in the best interests of Orion. The inability of Orion to obtain the funds required to effect a business combination, or to provide funds for an additional infusion of capital into a target business, may have material adverse effects on Orion's business prospects, including the ability to effect a business combination.

Employees

         Orion does not have any employees.

Properties

         The executive office of Orion is located at 401 Wilshire Boulevard, Suite 1020, Santa Monica, California 90401. The telephone number is (310) 526-5000.

         Pursuant to an oral agreement, MDB Capital Group, LLC. has agreed that it will make office space and services available to Orion, as may be required at this time and in the near future. Orion does not pay any amount for these services. MDB Capital Group, LLC, is controlled by Christopher A. Marlett, Anthony DiGiandomenico and James D. Bowyer, each a stockholder, officer and director of Orion.

         We believe that this facility is adequate to meet the needs of Orion for the foreseeable future until it consummates of a business combination.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

         The common stock, Class A Warrants and Class B Warrants are traded in the over-the- counter market and quoted on the OTC Bulletin Board under the symbols MTMR, MTMRW, and MTMRZ.

         The following table sets forth the range of high and low closing trading prices for the common stock, Class A Warrants, and Class B Warrants for the last two fiscal years. The OTC Bulletin Board is an inter-dealer automated quotation system sponsored and operated by the NASD for equity securities not included in the Nasdaq System. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

                                                                                Class A                 Class B
                                                       Common Stock             Warrants                Warrants

                                                      High        Low         High       Low        High          Low
                                                      ----        ---         ----       ---        ----          ---
Year Ended December 31, 1998:

   First Quarter ............................        9.125       8.75        1.00       .375       5.875         4.875
      Second Quarter.........................         9.45      9.031        .625        .25        4.25          1.50
      Third Quarter..........................        9.875      9.188         .75        .50        4.50          1.00
      Fourth Quarter.........................       10.125      9.125        .625       .063         .50          .063
Year Ended December 31, 1999:
   First Quarter.............................       10.125       8.00         N/A        N/A      .03125        .21875
   Second Quarter............................        11.00       8.50         N/A        N/A      .15625        .15625
   Third Quarter.............................         7.00       1.00         N/A        N/A         N/A           N/A
   Fourth Quarter............................        1.375     1.0625        .031       .031         N/A           N/A
Year Ending December 31, 2000:
    First Quarter                                   1.4375     1.0625         N/A        N/A         N/A           N/A
    Second Quarter                                    1.50      1.375        .656        .64         N/A           N/A


Holders

         As of May 15, 2000, there were 29 holders of record of the common stock and one holder of record of each of the Class A Warrants and the Class B Warrants. Since the majority of the securities are held in street name, Orion believes that there is a substantial number of beneficial holders of the securities.

23684.5

Dividends

         Except as described below, Orion has paid no regular dividends on its shares of common stock since its organization. Orion does not expect to pay any dividends prior to the consummation of a business combination, and thereafter anticipates that for the foreseeable future any earnings will be retained for use in its business. Accordingly, it does not anticipate the payment of cash dividends.

         On July 26, 1999, Orion completed a distribution of $9.00 per share to holders of the 800,000 shares of common stock purchased in its initial public offering dated July 2, 1996. The distribution represented a return of capital and dividend income.

Sales of Unregistered Securities

         During the fiscal year ended December 31, 1999, Orion did not sell any unregistered securities.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward Looking Statements

         When used in this Prospectus, the words or phrases "will likely result," "management expects," or "the company expects," "will continue," "is anticipated," "estimated" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speak only as of the date made. Such statements are subject to certain risks and uncertainties, some of which are described below, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Orion has no obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated events or circumstances occurring after the date of such statements.

         The selected financial information for the years ended December 31, 1999, 1998, l997, 1996 and the period from inception (October 19, 1995) through December 31, 1999 are derived from the financial statements of Orion which have been audited by BDO Seidman, LLP, Orion's independent auditors. The unaudited selected financial information for the quarters ended March 31, 2000 and 1999 and the pro forma balance sheet information as at June 15, 2000 reflecting the sale of 212,157 shares of common stock for aggregate proceeds of $297,020 is unaudited and was prepared by management. This information should be read in conjunction with the financial statements and related notes and other financial information included herein.

                                                                                          Period from
                                                                                           Inception
                                                  Year Ended December 31,                   through               March 31,
   Statement of Operations Data      1999         1998           1997         1996         12/31/99)         2000          1999
                                     -----------------------------------------------      ----------         ------------------
Interest income...................  255,344      436,292       475,112       222,444      1,389,192          14,085       91,050
General and administrative
expenses..........................  (85,281)     (192,622)     (294,447)     (82,172)     (654,522)         (18,393)     (15,611)
Stock based compensation expense..        -            -       (100,000)           -      (100,000)               -           -
Interest expense.................         -            -            -        (57,694)      (57,694)               -           -
                                    --------     ---------     --------      --------     ---------          ----------- --------
Net income before income taxes....  170,063      243,670       80,665        82,578       576,976            (4,308)      75,439
Provision for income taxes........  (74,303)    (103,153)     (76,399)      (39,927)     (293,782)                -      (35,591)
                                    --------     ---------     --------      --------     ---------          ----------- --------
Net income attributable to
common stock......................  95,760       140,517        4,266        42,651       283,194            (4,308)      39,848
                                    ======       =======       ======        ======       =======            =======      ======
Earnings per share, basic and
diluted...........................  0.11         0.16               -        0.09                                 -       0.04
                                    ====         ====          ======        ====                            ======       ======
Weighted average common shares
outstanding.......................  890,000      890,000      890,000       466,313                         890,000      890,000
                                    =======      =======      =======       =======                         =======     ========


                                                 At December 31,                                  At                Pro Forma
Balance Sheet Data:                     1999          1998         1997          1996        March 31, 2000     at June 15, 2000
                                    ----------------------------------------------------------------------      ----------------
Total assets......................   2,045,862     9,100,524    8,981,286     8,839,453        1,965,515             2,254,646

Total liabilities.................     121,263        71,685       92,964        55,397           45,224                36,452

Earnings (deficit) accumulated
during development stage..........       7,553       (30,290)     (85,323)          533            3,245                 4,129

Common stock subject to possible
redemption at conversion value....           -     1,817,724    1,732,240     1,642,118                -                     -

Stockholders' equity..............   1,924,599     7,211,115    7,156,082     7,141,938        1,920,291             2,218,194


Results of Operations

         Orion is a development stage company, and to date its efforts have been limited to organizational activities, consummating an initial public offering and seeking a business combination. Orion has not yet consummated a business combination. Accordingly, Orion will not achieve any operating revenues (other than investment income) until, at the earliest, the consummation of a business combination.

         In each quarterly and annual fiscal period, revenues have consisted solely of investment income earned on United States treasury securities and other investments. In the same periods, expenses have been those associated with investigation possible targets for a business combination, general and administrative expenses, professional fees, and income and other taxes.

         In July 1999, Orion made a distribution of $9.00 per share of common stock sold in the initial public offering on July 3, 1996. The aggregate distribution was $7,200,000. The distribution was made in compliance with the escrow agreement under which a portion of the net proceeds of the initial public offering was held for the benefit of those stockholders.

         On October 22, 1999 a special meeting of the stockholders was held, and pursuant to a solicitation of proxies, the stockholders approved a change in the certificate of incorporation to eliminate the requirement that a business combination be approved by not less than two-thirds of the outstanding common stock and a proposal to terminate the escrow fund and distribute the amounts therein to Orion.

         On November 3, 1999, after the stockholder approval of the termination of the escrow fund, the funds then held in escrow of $2,137,243 was distributed to Orion. Those funds have been used to pay accumulated and unpaid taxes and other obligations of Orion. The remaining funds will be used to fund the ongoing operating expenses of Orion, expected to include professional fees and due diligence and research on potential acquisition targets.

         Orion currently has its executive office at the location of MDB Capital Group LLC whose principals are members of the board of directors of Orion and significant stockholders. MDB Capital Group has agreed to make office space and services available to Orion, as may be required at this time and in the near future. Orion does not pay any amount for these services.

Liquidity and Capital Resources

         At December 31, 1999, Orion had $2,028,802 in cash and short term U.S. Treasury Bills. At March 31, 2000, Orion had $1,935,887 in cash and short term U.S. Treasury Bills. On June 15, 2000, Orion sold 212,157 shares of common stock for aggregate proceeds of $297,020. On June 15, 2000, Orion had cash and short term U.S. Treasury Bills of $2,225,018. Orion will continue to invest it's assets in U.S. Treasury bills and cash until such time as assets are needed for a business combination or acquisition.

         Orion has not incurred any debt in connection with its organizational activities. No cash compensation is currently or will be paid to any officer director until after the consummation of a business combination. Since the role of present management after a business combination is uncertain, Orion has no ability to determine what remuneration, if any, will be paid to such persons after a business combination.

         Orion believes it has more than adequate capital to fund its operations pending a business combination.

         Orion will use its current working capital and capital resources to consummate a business combination. In addition, because the resources of Orion are not likely to be sufficient to fully fund a business combination, it will have to raise additional capital. The capital may be in the form of equity or debt, and will likely be based solely on the business operation and financial condition of the target business. Therefore, it is not possible at this time to determine the amount of capital that will be needed or available for a business combination There currently are no limitations on Orion's ability to borrow funds for a business combination. Nonetheless, Orion's limited resources and lack of operating history may make it difficult to obtain funds. The amount and nature of any funding will depend on numerous considerations, including Orion's capital requirements, potential lenders' evaluation of Orion's ability to meet debt service on borrowings and the then prevailing conditions in the financial markets, as well as general economic conditions. Orion does not have any arrangements with any bank or financial institution to secure additional financing, and there can be no assurance that such arrangements if required will be obtainable or otherwise in the best interests of Orion. The inability of Orion to obtain the funds required to effect a business combination, or to provide funds for an additional infusion of capital into a target business, may have material adverse effects on Orion's business prospects, including the ability to effect a business combination.

Year 2000

         Y2K issues concern the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information relating to the year 2000 and beyond. Many of the world's computer systems recorded years in a two-digit format. Computer systems configured this way may be unable to property interpret dates beyond the year 1999. Orion has not experienced any problems resulting from the change of dates at the beginning of the year 2000. Because Orion does not have any operations, it does not anticipate that it will experience any Y2K issues in the future. However, no assurances can be given that a Y2K issue will not develop in the future that may adversely affect Orion. Management will continue to monitor these issues.

                                   MANAGEMENT

Executive Officers and Directors

         The current directors and officers of Orion are as follows:

Name                                Age        Director Since      Position
----                                ---        --------------      ---------
Christopher A. Marlett              35              1999           Chairman of the Board, Chief Executive
                                                                   Officer and Director

Anthony DiGiandomenico              33              1999           Chief Financial Officer and Director

Dyana Williams Marlett              33              1999           Chief Operating Officer, Secretary,
                                                                   Treasurer and Director

James D. Bowyer                     60              1999           Director

William C. Fioretti                 48              1999           Director

         Christopher A. Marlett is a co-founder and member of MDB Capital Group LLC, an investment banking firm formed in December 1996. MDB is an NASD member broker-dealer which specializes in working with growth oriented companies. Prior to forming MDB, Mr. Marlett was employed as a Managing Director by Laidlaw Equities from May of 1995 to December of 1996 where he was in charge of Laidlaw's West Coast investment banking activities. From March of 1991 to May of 1995 Mr. Marlett was affiliated with Drake Capital Securities where he formed a division called Marlett/Mazzarella and directed all investment banking activities of the division. Mr. Marlett holds a degree in Business Administration from the University of Southern California. Mr. Marlett is the Chairman and interim President of Lipid Sciences Inc. a company engaged in medical research.

         Anthony DiGiandomenico is a co-founder and member of MDB, an investment banking firm formed in December 1996. Mr. DiGiandomenico served as President and CEO of the Digian Company from 1988 through 1996, a real estate development company and holds a Bachelors of Science Degree in Finance from the University of Colorado and a Masters in Business Administration from the Haas Business School at the University of California, Berkeley.

         Dyana Williams Marlett is a co-founder of MDB and acts as its Chief Operating Officer. From March of 1995 to December of 1996, Ms. Marlett was employed by Laidlaw Equities as a Vice President handling investment banking and syndicate activities for the West Coast. From October of 1990 through March of 1995, Ms. Marlett was employed at Drake Capital Securities where she acted as Syndicate Manager. Ms. Marlett holds several licenses with the National Association of Securities Dealers. Ms. Marlett is the wife of Mr. Christopher Marlett.

         James D. Bowyer is a co-founder and member of MDB, an investment banking firm formed in December 1996. Mr. Bowyer was employed at Laidlaw Equities from August of 1995 to December of 1996. Mr. Bowyer's career has spanned over thirty years in the securities industry focused on financing and investing in growth companies. In 1976 Mr. Bowyer formed MacDonald, Krieger & Bowyer a full service broker-dealer based in Beverly Hills, California, which was subsequently sold in 1982. Mr. Bowyer then founded his own investment firm, J.D. Bowyer & Co. which he operated from 1983 to 1995.

         William C. Fioretti is the founder of Agritech Labs, and has served as its president and a director since 1992. Agritech Labs is a research and development company which concentrates on veterinary bio-pharmaceuticals. Mr. Fioretti is also a founder of Mannatech Incorporated (NASDAQ:MTEX) a publicly traded direct marketing company specializing in consumer health products. Mr. Fioretti served Mannatech as the Chief Executive Officer from 1993 through 1996, as Chief Scientific Officer from 1996 through 1997 and a director from inception until his retirement from Mannatech in November of 1997. Mr. Fioretti completed his undergraduate education at Appalachian State University from 1970-1974 receiving a Bachelor of Science Biology, completed his graduate training in biochemistry at the Medical University of South Carolina from 1974-1978 and did post graduate training at the University of Florida from 1978- 1980.

Executive Compensation

         Orion does not currently compensate any of the officers or other employees. Orion does not intend to provide any remuneration to officers or employees until after a business combination, if any, of an operating business.

Board of Directors

         Members of the board of directors generally are elected annually by the stockholders and may be removed as provided in the General Corporation Law of the State of Delaware and the articles of incorporation and by-laws. Officers are appointed by the board of directors and serve at their pleasure. The board of directors does not have any committees at this time.

Compensation of Directors

         Directors of Orion receive no cash compensation for serving on the board of directors, but they receive reimbursement of reasonable expenses incurred in attending meetings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Orion uses the services and some of the employees of MDB Capital Group LLC and has its executive offices at the offices of MDB Capital Group LLC. Orion does not pay any amount to or for the employees of MDB Capital Group LLC or any rent for these offices. Orion reimburses MDB Capital Group LLC for documented out of pocket expenses incurred on its behalf.

         On May 5, 1999 and July 20, 1999, MDB Capital Group LLC lent to Orion an aggregate of $35,000. This loan was represented by unsecured promissory notes due on demand, bearing no interest. The proceeds of these loans were used for working capital. The principal on these loans was repaid on December 8, 1999. Each of Christopher A. Marlett, Anthony DiGiandomenico, James D. Bowyer and Dyana Williams Marlett are officers and/or directors of Orion and principals and/or employees of MDB Capital Group LLC.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of June 15, 2000 based on information obtained from the persons named below. It states the beneficial ownership of shares of the common stock by:

          (i) each person known to be the owner of more than 5% of the outstanding shares of common stock;

          (ii) each director; and

          (iii) all executive officers and directors as a group.


                                        Amount and Nature         Percent
                                          of Beneficial           of Class
Name of Beneficial Owner (1)                Ownership               (2)
-----------------------------           ------------------        ---------
Christopher A. Marlett                       216,000              19.6%
Anthony DiGiandomenico                        75,555(3)            6.9%
Dyana Williams Marlett                        68,000               6.2%
James D. Bowyer                               28,200(4)            2.6%
William C. Fioretti                          105,000               9.5%
All directors and executive officers         492,755(5)           44.7%
as a group (five persons)

(1) The person's address is care of Orion at 401 Wilshire Boulevard - Suite 1020, Santa Monica, California 90401.

(2) Percentage includes all outstanding shares of common stock plus any shares of common stock that the person has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(3)  Includes 3,000 shares held in an individual retirement account.

(4) Includes 1,500 shares of common stock held in custodian accounts and excludes 1,500 shares of common stock issuable on exercise of Class A Warrants not yet exercisable.

(5)  See Notes 4 and 5 above.


                              SELLING STOCKHOLDERS

         The table below provides information about the selling stockholders' beneficial ownership of our common stock as of June 15, 2000, and as adjusted for the sale of all of their shares in this offering by them. The number of shares reflected in the table has been determined using Rule 13d- 3 under the Exchange Act. Under this rule, a person is deemed to own beneficially the number of shares issuable upon exercise of warrants or options it holds that are exercisable within 60 days from the date of this prospectus. Unless otherwise indicated, each selling stockholder possesses sole voting and investment power of the securities shown.

                                                Shares Beneficially                             Shares Beneficially
                                                      Owned                                           Owned
                                                  Before Offering                                 After Offering
                                                -------------------                             --------------------
                                                                                Number of
                                                Number of                         Shares     Number of
Name                                             Shares   Percentage             Offered      Shares       Percentage
----                                            --------- ----------            ---------    ---------     -----------

American High Growth
   Equities Retirement Fund...........           35,714      3.2%                 35,714       -0-             -0-
Anthony DiGiandomenico................           75,555      6.9%                 14,300      61,255           5.6%
Christopher A. Marlett................          216,000      19.6%                90,000     126,000          11.4%
Raymond Marlett.......................           10,000      0.9%                 10,000       -0-             -0-
Leonard Rothstein.....................           40,000      3.6%                 20,000      20,000           1.8%
William Fioretti......................          105,000      9.5%                 35,000      70,000           6.4%
Duane Clarkson........................            7,143      0.6%                  7,145       -0-             -0-

           On June 15, 2000, Orion sold an aggregate of 212,157 shares of common stock to the selling stockholders. The proceeds of $297,020 from these sales will be used for working capital and general corporate purposes. The stock purchase agreements required us to register the shares for re-offer and re-sale and are included in this prospectus.

                  PLAN OF DISTRIBUTION OF SELLING STOCKHOLDERS

           The shares offered by the selling stockholders may be sold from time to time. They may be sold in transactions in the over the counter market, in negotiated transactions, or a combination of these methods of sale. The sales may be at fixed prices (which may be changed), at prevailing market prices or at negotiated prices. The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker- dealers may receive compensation in the form of discounts, concessions or commission from the selling stockholders. None of the selling stockholders have entered into agreements, understandings or arrangements with any underwriters or broker-dealers for the sale of their shares. The selling stockholders and any broker-dealer that assist in the sale of the common stock may be deemed to be underwriters within the meaning of
Section 2(a)(11) of the Securities Act. The selling stockholders may agree to indemnify any agents, dealers or broker-dealers that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act. From time to time, the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of a default, be deemed to be the selling stockholder for purposes hereof.

           We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling stockholders are responsible for brokerage commissions, if any, attributable to the sale of such securities.

                                  LEGAL MATTERS

         The validity of the common stock, Class A Warrants and common stock rights will be passed upon for us by Graubard Mollen & Miller, New York, New York.

                                     EXPERTS

         The financial statements and schedules included in this prospectus and in the related registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, with the SEC. This prospectus is part of that registration statement and does not contain all of the information included in the registration statement. For further information about us and our securities you may refer to the registration statement and its exhibits and schedules as well as the documents described below. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's website as described below.

         We also file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

                              FINANCIAL STATEMENTS

                           ORION ACQUISITION CORP. II
                    (A Corporation in the Development Stage)


                                    CONTENTS

                                                                         PAGE

Report of independent certified public accountants.......................F-2

Financial statements:

Balance sheets as of December 31,1999 and 1998
and March 31,2000 (unaudited)............................................F-3

Statements of operations for the years ended
December 31,1999,1998 and 1997, and the three months
ended March 31, 2000 and 1999 (unaudited) ...............................F-4

Statements of stockholders' equity and common stock
subject to possible redemption for the years ended
December31,1999,1998,1997,1996 and for the period
from October 19, 1995 (inception) through December
31, 1995 and the three months ended March 31, 2000 (unaudited)...........F-5

Statements of cash flows for the years ended December 31,1999,
1998 and 1997, and the three months ended March 31, 2000 and
1999(unaudited)..........................................................F-6

Notes to financial statements............................................F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

to the Board of Directors and Stockholders of Orion Acquisition Corp. II

     We have audited the accompanying balance sheets of Orion Acquisition Corp. II (a corporation in the development stage) as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity and common stock subject to redemption, and cash flows for the years ended December 31, 1999, 1998 and 1997 and for the period from October 19, 1995 (Date of Inception) to December 31, 1999. These financial statements are the responsibility of Orion's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principals used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Orion Acquisition Corp. II at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 and for the period from October 19, 1995 (Date of Inception) to December 31, 1999 in conformity with generally accepted accounting principals.

                                            /S/ BDO Seidman, LLP



BDO SEIDMAN, LLP
Los Angeles, California
February 10, 2000

                            ORION ACQUISITION CORP II
                    (a corporation in the development stage)
                                  BALANCE SHEET

                                                                   March 31,                   December 31,
                                                                     2000                 1999               1998
                                                                  (unaudited)
                                                               ----------------   ----------------  ----------------
ASSETS

Cash                                                                    $416,124           $522,187           $11,902
Restricted cash                                                                                               190,383
                                                                               -                  -
US Treasury bills - restricted                                                                              8,898,239
                                                                               -                  -
US Treasury bills                                                      1,519,763          1,506,615
Other assets                                                              29,628             17,060
                                                               ------------------  -----------------  ---------------
Total assets                                                          $1,965,515         $2,045,862        $9,100,524
                                                               =================   ================   ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses                                                         $45,224           $121,263           $71,685
Common stock, subject to possible
conversion of 160,000 shares at                                                                             1,817,724
160,000 shares at redemption value (Note 6)

Commitments and contingencies (Note 6)

Stockholders' equity:
Convertible preferred stock, $.01 par value                                    1                  1                 1
1,000,000 shares authorized 110 shares issued
and outstanding

Common stock, $0.01 par value 10,000,000 shares                                                                 8,900
authorized; 890,000 shares issued and outstanding                          8,900              8,900

Additional paid-in capital                                             1,908,145          1,908,145         7,232,504

(Deficit) earnings accumulated during development
stage                                                                      3,245              7,553           (30,290)
                                                               --------------------   --------------   ---------------
Total stockholders' equity                                             1,920,291          1,924,599         7,211,115
                                                               --------------------   --------------   ---------------
Total liabilities and stockholders' equity                            $1,965,515         $2,045,862        $9,100,524
                                                               ====================   ==============   ==============


See accompanying notes to the financial statements.

                                                     ORION ACQUISITION CORP II
                                            (a corporation in the development stage)
                                                      STATEMENT OF OPERATIONS

                                      Three months ended       October 15,           Year ended December 31,          October 15,
                                         March 31,             1995 (date of                                          1995 (date of
                                                               inception)                                             inception)
                                                               to March 31,                                           to December
                                                               2000                                                   31, 1999
                                        2000         1999                        1999         1998          1997
                                    (unaudited)   (unaudited)   (unaudited)
                                    ------------ -------------  -----------  ------------ ------------  ------------- ------------
Interest income                         $ 14,085      $ 91,050   $ 1,403,277    $ 255,344    $ 436,292      $ 475,112   $ 1,389,192

General and administrative expenses     (18,393)      (15,611)     (672,915)     (85,281)          --        (100,000)     (654,522)

Stock based compensation expense             --            --      (100,000)          --           --              --      (100,000)

Interest expense                             --            --       (57,694)          --           --              --       (57,694)
                                    ------------ -------------  -----------  ------------ ------------  -------------  ------------
Net income before income taxes           (4,308)       75,439       572,668      170,063      243,670          80,655       576,976
Provision for taxes                           -       (35,591)     (293,782)     (74,303)    (103,153)        (76,399)     (293,782)
                                    ------------ -------------  -----------  ------------ ------------  -------------  ------------
Net income                             $ (4,308)     $ 39,848     $ 278,886     $ 95,760    $ 140,517        $  4,266   $   283,194
                                    ============ ============= ============= ============ ============  ============= =============
Earnings per share:
Basic                                  $  (0.00)       $  0.04                    $  0.11      $  0.16       $      -
                                    ============ =============               ============ ============  =============
Diluted                                $  (0.00)       $  0.04                    $  0.11      $  0.16       $      -
                                    ============ =============               ============ ============  =============
Weighted average common shares outstanding:

Basic                                    890,000       890,000                    890,000      890,000       890,000
                                    ============ =============               ============ ============  =============
Diluted                                  890,000       890,000                    890,000      890,000       890,000
                                    ============ =============               ============ ============  =============



See accompanying notes to the financial statements.

                                                       ORION ACQUISITION CORP II
                                               (a corporation in the development stage)
                                                             STATEMENT OF
                                                 STOCKHOLDERS' EQUITY AND COMMON STOCK
                                                    SUBJECT TO POSSIBLE REDEMPTION
                                       FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, 1997, 1996,
       AND FOR THE PERIOD FROM OCTOBER 19, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995, AND THE THREE MONTHS ENDED MARCH 31, 2000

                                                                                                                         Accumulated
                                                                                       Common Stock                       Earnings
                                                                                        subject to           Additional  During the
                                Preferred Stock              Common Stock           Possible redemption       Paid-in    Development
                            Shares         Amount        Shares        Amount       Shares       Amount       Capital       stage
                          ------------- -------------  ------------- --------------------------------------------------- -----------
BALANCE AT OCTOBER 19, 1995        -           $    -        $   -       $    -            -       $    -     $    -         $    -

   Issuance of Founders
   Shares..                        -                -       16,500          165            -            -      1,485              -

BALANCE AT DECEMBER 31, 1995       -                -       16,500          165            -            -      1,485              -

   Issuance of Founders Shares     -                -       58,500          585            -            -      5,265              -

   Sale of private
   placement shares                -                -       15,000          150            -            -      7,350              -
   Sale of convertible
   preferred stock..             110                1            -            -            -            -     10,999              -
   Sale of 800,000 shares,
     net of Underwriting
     discounts and offering
     costs                         -                -      640,000        8,000      160,000    1,600,000  7,107,405              -

   Net income                      -                -            -            -            -            -          -         42,651

   Accretion to
   redemption value of stock.      -                -            -            -            -       42,118          -        (42,118)

BALANCE AT DECEMBER 31, 1996.    110                1      730,000        8,900      160,000    1,642,118  7,132,504           533

   Issuance of options             -                -            -            -            -            -    100,000              -

   Net income.                     -                -            -            -            -            -          -          4,266

   Accretion to redemption
     value of common
     stock                         -                -            -            -            -       90,122          -        (90,122)

BALANCE AT DECEMBER 31, 1997     110                1      730,000        8,900      160,000    1,732,240  7,232,504        (85,323)
   Net income.                     -                -            -            -            -            -          -        140,517
   Accretion to redemption
     value of common
     stock                         -                -            -            -            -       85,484          -        (85,484)

BALANCE AT DECEMBER 31, 1998     110                1      730,000        8,900      160,000    1,817,724  7,232,504        (30,290)

   Net income.                     -                -            -            -            -            -          -         95,760
   Elimination of redemptive
     common stock provision
     (Note 6)                      -                -      160,000            -    (160,000)   (1,600,000) 1,600,000              -
   Reversal of accretion to
     redemptive value of common
     stock (Note 6)..              -                -            -            -            -    (217,724)          -        217,724

   Dividend (Note 6)               -                -            -            -            -            -          -       (275,641)

   Liquidating dividend
   (Note 6)                        -                -            -            -            -            - (6,924,359)             -

BALANCE AT DECEMBER 31, 1999     110                1      890,000        8,900            -            -  1,908,145          7,553

   Net loss (unaudited)            -                -            -            -            -            -          -         (4,308)

BALANCE AT MARCH 31,
2000 (unaudited)                 110            $   1      890,000     $  8,900            -  $         - $1,908,145      $   3,245
                          ============= =============  ============= ============   ========= =========== ===========     =========


     See accompanying notes to the financial statements.

                                                       ORION ACQUISITION CORP II
                                               (a corporation in the development stage)

                                                       STATEMENTS OF CASH FLOWS

                                               Three months ended     October 19,        Year ended December 31,        October 19,
                                                  March 31,         1995 (date of                                      1995 (date of
                                                                    inception) to                                      inception) to
                                                                    March 31, 2000                                     December 31,
                                                                                                                           1999
                                               2000        1999                         1999     1998        1997
                                            (unaudited) (unaudited)  (unaudited)
                                            ----------- -----------  ------------       ----     ----        ----      ------------
  Increase (decrease) in cash
  CASH FLOWS FROM OPERATING ACTIVITIES:

  Net (loss) income                         $(4,308)     $  39,848       $  278,886   $ 95,760 $ 140,517   $ 4,266     $   283,194

  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
  Note discount amortization                      -              -           37,500          -         -         -          37,500

  Stock based compensation expense                -              -          100,000          -         -   100,000         100,000

  Changes in working capital:

  Increase in other assets                  (12,568)             -          (29,628)   (17,060)        -         -         (17,060)

  Decrease (increase) in accrued                  -              -                -          -   208,100    (5,518)              -
  receivables
   (Decrease) increase in accrued expenses  (76,039)        45,151           45,224     49,578   (21,279)   37,567         121,263
                                          ---------     ----------      -----------    -------  --------   -------         --------
  Cash (used in ) provided by operating     (92,915)        84,999          431,982    128,278   327,338   136,315         524,897
   activities                             ---------     ----------      -----------    -------  --------   -------         --------

  CASH FLOWS FROM INVESTING ACTIVITIES:
   (Purchase) sale of U.S. Treasury bills                                         -
   and other (increases) decreases in             -              -                -           9,088,622    (635,518)      (445,098)
  (increases) decreases in restricted cash
  Purchase of U.S. Treasury bills           (13,148)       (90,950)      (1,519,763)                  -           -     (1,506,615)

  Decrease (increase) in deferred                 -              -                -          -     8,072   (8,072)               -
   acquisition costs
                                          ---------     ----------      -----------    -------  --------   -------         --------
  Cash provided by (used) in investing      (13,148)       (90,950)      (1,519,763) 7,582,007  (627,446)  (453,170)    (1,506,615)
   activities                             ---------     ----------      -----------    -------  --------   -------         --------

  CASH FLOWS FROM FINANCING ACTIVITIES:

  Dividend (Note 6)                               -              -       (7,200,000)(7,200,000)       -           -     (7,200,000)

  Issue of units and redeemable Class B           -              -        8,677,905          -        -           -      8,677,905
  purchase warranta, net of public
  offering expenses
  Issuance of unsecured promissory notes          -              -         100,000           -        -           -       100,000

  Repayment of unsecured promissory notes         -              -        (100,000)          -        -           -      (100,000)

  Proceeds from related party notes               -              -          35,000      35,000        -           -        35,000

  Repayment of related party note                 -              -         (35,000)    (35,000)       -           -       (35,000)

  Issuance of founders' shares                    -              -           7,500           -        -           -         7,500

  Issuance of private placement shares            -              -           7,500           -        -           -         7,500

  Issuance of convertible preferred stock         -              -          11,000           -        -           -        11,000

  Cash provided by (used) in financing            -              -       1,503,905  (7,200,000)       -           -     1,503,905
                                          ---------     ----------      -----------    -------  --------   --------       --------

  NET (DECREASE) INCREASE IN CASH          (106,063)        (5,951)        416,124     510,285 (300,108)   (316,855)       522,187

  Cash, beginning of year                   522,187         11,902               -      11,902  312,010     628,865              -
                                          ---------     ----------      -----------    -------  --------   --------       --------

  Cash, end of year                        $416,124       $  5,951        $416,124    $522,187  $11,902   $312,010        $522,187
                                          =========     ==========      ===========   ========  ========  =========       ========


              See accompanying notes to the financial statements.

                            ORION ACQUISITION CORP II
                    (a corporation in the development stage)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

     Orion Acquisition Corp II (the "Company") was incorporated in Delaware on October 19, 1995 for the purpose of raising capital to fund the acquisition of an unspecified operating business. All activity to date relates to the Company's formation and fund raising. To date, the Company, as a development stage company, has not effected a Business Combination (as defined below).

     The registration statement for the Company's Initial Public Offering (the "Offering") became effective on July 2, 1996. The Company consummated the Offering raising net proceeds of approximately $8,700,000 (See Note 2). The Company's management has broad discretion with respect to the specified application of the net proceeds of the Offering, although substantially all of the net proceeds of the offering were intended to be generally applied toward consummating a business combination with an operating business ("Business Combination").

     All shares of the common stock outstanding immediately prior to the date of the Offering have been placed in escrow until the occurrence of the first Business Combination.

NOTE 2 - PUBLIC OFFERING

     On July 9, 1996 the company sold 800,000 units ("Units") in the Offering and 320,000 Class B redeemable common stock purchase warrants ("Class B Warrants"). Subsequently, on August 5, 1996, the underwriters exercised their overallotment option to purchase 38,100 Class B Warrants. Each Unit consists of one share of the Company's common stock and one Class A Redeemable common stock purchase warrant ("Class A Warrants"). Each Class A Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $9.00 commencing on the date of a Business Combination and expiring on the fifth anniversary from such date, and each Class B Warrant entitles the holder to purchase one Unit at an exercise price of $0.125 commencing on the date of a Business Combination and expiring on the first anniversary from such date. The Class A Warrants and Class B Warrants are redeemable, each as a class, in whole and not in part, at a price of $0.05 per warrant upon 30 days' notice at any time provided that the Company has consummated a Business Combination and the last sale price of the common stock on all ten trading days ending on the day immediately prior to the day on which the Company gives notice of redemption, has been $11.00 or higher.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  Net Earnings Per Common Share

     In 1997, the Financial Accounting Standards Boards issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings

Per share amounts for all periods have been presented, and where necessary, restated to conform to the SFAS 128 requirements.

     Net earnings per common share for the years December 31, 1999, 1998 and 1997 are computed by dividing net earnings by the weighted average common shares outstanding during the year. The assumed exercise of common stock equivalents was not utilized due to their exercise being predicated on the consummation of a Business Combination.

     (b)  Income Taxes

     The Company follows the Statement of Financial Accounting Standards No.
109. This statement requires that deferred income taxes based on the consequences of temporary differences between the financial carrying amounts and tax bases of existing assets and liabilities be recorded based on the asset and liability method of accounting which is adjusted periodically when statutory income tax rates change. Deferred taxes are not material.

     (c)  Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principals, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (d)  Fair Value of Financial Instruments

     The carrying values of financial instruments including cash, restricted cash, U.S. Treasury bills, accrued investment interest receivable and accrued expenses approximate fair value at December 31, 1999 and 1998.

     (e)  Stock Options

     In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation ("SFAS 123"). SFAS 123 allows companies to choose whether to account for stock-based compensation on the fair value method or to continue to account for stock-based compensation under the current intrinsic value method as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company adopted the disclosure alternative under SFAS 123 during 1996 and will continue to follow the provisions of APB Opinion No. 25.

     (f)  Comprehensive Income

     Statement of Financial Accounting Standard No. 130. "Reporting Comprehensive Income", ("SFAS 130") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS 130 establishes standards for reporting and display or comprehensive income and its components in a full set of general purpose financial statements. The Company adopted SFAS 130 and it did not have any effect on its financial position or results of operations.

NOTE 4 - INVESTMENTS

     A substantial portion of the assets of the Company are invested in U.S. Treasury Bills having various maturities of less than 6 months. The Company classifies these securities as held to maturity. Aggregate cost basis and market value of these securities as of December 31, 1999 and 1998 totaled approximately $1,506,615 and $9,080,622. No unrealized holding gains or losses have been realized.

NOTE 5 - RELATED PARTIES

     Richard C. Hoffman was secretary and a director of the Company until April 30, 1999 and during that time acted as general counsel to the Company. The Company utilized Richard C. Hoffman, P.C., a law firm of which Mr. Hoffman is sole shareholder, for legal services in connection with Company activities. Fees paid by the Company for these services totaled approximately $-0-, $7,000 and $61,000 for the years ended December 31, 1999, 1998 and 1997.

     On May 5, 1999 and July 20, 1999, MDB Capital Group LLC lent to the Company an aggregate of $35,000. This loan was represented by unsecured promissory notes due on demand, bearing no interest. The proceeds of these loans were used for working capital. The principal on these loans was repaid on December 8, 1999. Each of Christopher A. Marlett, Anthony DiGiandomenico, James D. Bowyer and Dyana Williams Marlett are officers and/or directors of the Company and principals and/or employees of MDB Capital Group LLC.

NOTE 6 - STOCKHOLDER'S EQUITY

     (a)  Private Placement

     In January 1996, the Company completed a private offering to a limited group of investors which consisted, in the aggregate, of $100,000 in unsecured promissory notes bearing interest at 8% per annum. In addition, as part of this private placement, the Company also issued to the private placement investors 15,000 shares of common stock for $7,500. The notes were repaid as a result of the consummation of the Company's Offering together with accrued interest totaling $3,533. The notes were discounted $37,500 for financial statement reporting purposes as a result of the fair value attributed to the common stock issued to the private placement stockholders. The effective rate on the notes was approximately 45%.

     (b)  Preferred Stock

     The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

     The Company has outstanding 110 shares of Series A preferred stock which is owned by CDIJ Capital Partners, L.P., an indirect affiliate of Bright Licensing Corp. The purchase price for such shares was $11,000 in the aggregate, which was paid simultaneously with the consummation of the Offering. The Series A preferred stock are non-voting and are each convertible into 1,000 shares of common stock for a period of one year following the consummation of a Business Combination.

     (c)  Options

     On July 9, 1996, the Company granted options to purchase 100,000 Units to Cranbrooke Corporation, a Delaware corporation which is affiliated with two officers of the Company. The option is exercisable for a period of three years from the date of a Business Combination at an exercise price of $12.50 per Unit. The option is fully vested; however, the options will be canceled if Mr. Kramer and Mr. Remley cease to serve as directors or executive officers of the Company prior to the Business Combination. The shares issuable upon exercise of the options and underlying warrants may not be sold or otherwise transferred for 120 days subsequent to the first Business Combination.

     Effective January 10, 1997 an investment bank engaged to assist the Company, was granted an option to purchase 10,000 shares of Common Stock, par value $.01 per share, owned by Cranbrooke at a purchase price of $.10 per share. The Company recorded a non-cash charge of $100,000 that represents the fair value of the option at the date of grant as calculated using the Black-Scholes option pricing model.

     (d)  Warrants

     In connection with the Offering, the Company issued warrants to the underwriters for 80,000 units at an exercise price of $11.00 per unit and 32,000 Class B Warrants at an exercise price of $6.1875 per unit. These warrants are initially exercisable for a period of four years commencing on July 2, 1997. The underwriter's warrants contain anti-dilution provisions providing for adjustment of the number of warrants and exercise price under certain circumstances. The underwriter's warrants grant to the holders thereof certain rights of registration of the Units and Class B warrants issuable upon exercise of the underwriter's warrants.

     (e)  Dividend

     On July 26, 1999 the Company returned an aggregate of $7,200,000, or $9.00 per share, to the owners of shares sold in the Offering. On November 3, 1999 with shareholder approval, the funds remaining in the escrow accounts were distributed to the Company to be used for general corporate purposes. Of the $7,200,000 returned to shareholders, $275,641 represents accumulated earnings and $6,924,359 represents additional paid in capital.

     (f)  Elimination of Redemptive Common Stock Provision

     On October 22, 1999, a special meeting of the stockholders was held, and pursuant to a solicitation of proxies, the stockholders approved a change in the certificate of incorporation to eliminate the requirement that a business combination be approved by not less than two-thirds of the outstanding common stock and a proposal to terminate the escrow fund and distribute the amounts therein to the stockholders.

     The elimination of the requirement that a business combination be approved by not less than two-thirds of the outstanding common stock of the Company removed the event that would give rise to the possible redemption of the Company's common stock. As such, the Company eliminated the redemptive common stock provision for the number of potentially redemptive common shares at their initial per share price and reversed the related cumulative accretion of earnings on those potentially redemptive funds.

NOTE 7 - SUPPLEMENTAL CASH FLOW INFORMATION

     During the year ended December 31, 1999 and 1998 the Company paid approximately $61,000 and $60,000 in taxes.

NOTE 8 - INCOME TAXES

Federal and state income tax provisions are as follows:

Current:                       1999               1998               1997
                               ----               ----               ----
Federal                        $37,749          $ 63,323          $ 33,916
State and Local                 36,554            39,830            42,483
                               --------        ---------         ---------
         Total                 $74,303          $103,153          $ 76,399
                               =======          ========         =========


     The effective tax rate for the years ending 1999, 1998 and 1997 differ from the statutory federal income tax rate due to state taxes and certain non-deductible expenses.

NOTE 9 - LEGAL PROCEEDINGS

     On July 1, 1999, a Class B Warrantholder of the Company brought suit against the Company, its former directors and certain others. On January 31, 2000, the plaintiff filed a notice dismissing the action without prejudice. On January 28, 2000 the court ordered the notice of dismissal. The Company and the plaintiff agreed that the Company will make an exchange offer to all holders of the Class B Warrants. Upon payment of an exercise price of $0.125 per Class B Warrant, each Class B Warrant will be exchanged for one share of Common Stock, one Class A Warrant and one Right. The Right will provide for the issuance of additional shares of common stock based on a formula in the event that the Company makes an acquisition or consummates a merger and the post-transaction company does not meet the specified targets of a $7,000,000 net worth immediately after the transaction and a minimum common stock price of $5.75 for ten days during the two year period following the transaction, subject to certain adjustment, terms and conditions. The record date of the proposed exchange offer has not been determined. The exchange offer will be made by means of a registration statement filed with the Securities and Exchange Commission. The Company anticipates that the offering will be made before June 30, 2000.

     The former directors of Orion Acquisition Corp. II who were named as defendants in the suit, have made demand upon the company for reimbursement of attorney's fees incurred in defense of the suit prior to its voluntary dismissal. The former directors contend they are entitled to reimbursement of attorneys' fees under a provision of Delaware corporate law. The Company is considering the reimbursement request. No accrual has been made for any potential reimbursement in the accompanying financial statements.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution

         The following is an itemized statement of the estimated expenses payable by the Registrant in connection with the registration of the securities offered hereby.

Registration fee......................             $  1,197.99

Accountants fees and expenses.........             $ 10,000.00

Legal fees and expenses...............             $ 25,000.00

Printing..............................             $  3,802.01
                                                    ----------
                  Total...............             $ 40,000.00


Item 14.          Indemnification of Directors and Officer

         Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, employees, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         The certificate of incorporation, in article ten, provides that the corporation will, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law indemnify any and all persons which the corporation shall have the power to indemnify under that section, from and against all expenses, liabilities and other matters covered by that section.

Item 15.          Recent Sales of Unregistered Securities

         I. On June 15, 2000, the Registrant sold 212,157 shares of Common Stock at $1.40 per share for aggregate proceeds of $297,020. The sale of the Common Stock was made pursuant to Rule 506 of Regulation D to seven accredited investors.

Item 16.          Exhibits and Financial Statement Schedules

         (a)      Exhibits:
                  --------


      Exhibit
      Number        Description
      --------     ------------

          3.1 Amended and Restated Certificate of Incorporation of the Registrant (Exhibit 3.1)(1)

          3.2 Amendment dated October 22, 1999 to Amended and Restated Certificate of Incorporation (Exhibit 3.2) (2)

          3.3   By-laws of the Registrant (Exhibit 3.2)(1)

          4.1 Warrant Agency Agreement between American Stock Transfer & Company and the Registrant (Exhibit 4.2)(1)

          4.2 Form of Representative's Warrant Agreement of Registrant (Exhibit 4.5)(1)

          4.3   Form of Common Stock Certificate of Registrant (Exhibit 4.1)(1)

          4.4   Form of Class B Warrant of the Registrant (Exhibit 4.4)(1)

          4.5 Form of Class A Common Stock Purchase Warrant Certificate of the Registrant (Exhibit 4.3)(1)

          4.6*  Form of Common Stock Rights Agreement

          4.7+  Form of Common Stock Rights Certificate of Registrant

          5.1+  Opinion of Graubard Mollen and Miller

          10.1  Underwriting Agreement (Exhibit 1.1)(1)

          10.3 License Agreement, dated August 25, 1995, between Bright Capital, Ltd. and the Company (Exhibit 10.3)(1)

          10.3  Management Unit Purchase Option Plan (Exhibit 10.4)(1)

          10.5+ Form of Subscription Agreement for June 2000 private placement

          23.1+ Consent of Graubard Mollen & Miller (included in its opinion filed as Exhibit 5.1 hereto)

          23.2* Consent of BDO Seidman, LLP regarding the Registrant

          24.1* Powers of Attorney (included on signature page)

          27.1* Financial Data Schedule

--------------

*        Filed herewith.

+        To be filed by amendment.

(1) Filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 (No. 33-03252).

(2) Filed as an Exhibit to the Registrant's Form 10-KSB for Fiscal Year ended December 31, 1999.

         (b)      Financial Statement Schedules:

                  All schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or notes thereto.

Item 17.  Undertakings

         (1)      The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
                         arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to
                         the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registration pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (3) The registrant undertakes that every prospectus (a) that is filed pursuant to paragraph (2) immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (5)      The undersigned registrant hereby undertakes that:

                  (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (b) For the purposes of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, California, on July 14, 2000.

                           By:    /s/ Christopher A. Marlett
                              -----------------------------------------------
                                 Christopher A. Marlett
                                 Chairman of the Board and
                                 Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Christopher A. Marlett and Anthony DiGiandomenico, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any or all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

           Signature                                  Title                                        Date
          ----------                                 ------                                        -----
/s/ Christopher A. Marlett              Chairman of the Board, Chief                          July 14, 2000
---------------------------             Executive Officer and Director
Christopher A. Marlett                  (Principal Executive Officer)

/s/ Anthony DiGiandomenico              Chief Financial Officer and Director                  July 14, 2000
---------------------------             (Principal Accounting Officer)
Anthony DiGiandomenico

/s/  Dyana Williams Marlett             Chief Operating Officer, Secretary,                   July 14, 2000
---------------------------             Treasurer and Director
 Dyana Williams Marlett

/s/ James D. Bowyer                     Director                                              July 14, 2000
---------------------------
James D. Bowyer

/s/ William Fioretti                    Director                                              July 14, 2000
---------------------------
William Fioretti


                                                   EXHIBIT INDEX


      Exhibit
      Number        Description
      --------     ------------

          3.1 Amended and Restated Certificate of Incorporation of the Registrant (Exhibit 3.1)(1)

          3.2 Amendment dated October 22, 1999 to Amended and Restated Certificate of Incorporation (Exhibit 3.2) (2)

          3.3   By-laws of the Registrant (Exhibit 3.2)(1)

          4.1 Warrant Agency Agreement between American Stock Transfer & Company and the Registrant (Exhibit 4.2)(1)

          4.2 Form of Representative's Warrant Agreement of Registrant (Exhibit 4.5)(1)

          4.3   Form of Common Stock Certificate of Registrant (Exhibit 4.1)(1)

          4.4   Form of Class B Warrant of the Registrant (Exhibit 4.4)(1)

          4.5 Form of Class A Common Stock Purchase Warrant Certificate of the Registrant (Exhibit 4.3)(1)

          4.6*  Form of Common Stock Rights Agreement

          4.7+  Form of Common Stock Rights Certificate of Registrant

          5.1+  Opinion of Graubard Mollen and Miller

          10.1  Underwriting Agreement (Exhibit 1.1)(1)

          10.3 License Agreement, dated August 25, 1995, between Bright Capital, Ltd. and the Company (Exhibit 10.3)(1)

          10.3  Management Unit Purchase Option Plan (Exhibit 10.4)(1)

          10.5+ Form of Subscription Agreement for June 2000 private placement

          23.1+ Consent of Graubard Mollen & Miller (included in its opinion filed as Exhibit 5.1 hereto)

          23.2* Consent of BDO Seidman, LLP regarding the Registrant

          24.1* Powers of Attorney (included on signature page)

          27.1* Financial Data Schedule

--------------

*        Filed herewith.

+        To be filed by amendment.


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